EXHIBIT 4.1

NO.  6                                                         1,010,000  SHARES


                       EUROPE INVESTOR DIRECT.COM LIMITED

                 Incorporated under the Companies Acts, 1985-89

                         Capital - - - - (pound)200,000

              Divided into 20,000,000 ORDINARY SHARES OF 0.01p EACH


This is to Certify that Pet Health Systems, Inc. of 4400 Route 9, 2nd Floor Freehold NJ07728, USA is the Registered Proprietor of 1,010,000 shares of (pound)0.01p each, in the above-named Company, subject to the Memorandum and Articles of Association of the Company, and that upon each of such Shares the sum of (pound)0.01 has been paid.

  Given under the common seal of the above Company, this 24th day of March 2000

OR under the signatures of a director and the secretary or alternatively two directors of the company in accordance with the provision Of section 36A (4) of the Companies Act 1985, there being no requirement for a common seal.



                                          /s/ FOR AND ON BEHALF OF
                                        JODY ASSOCIATES LIMITED Secretary
                                      ----------------------------------------
Directors

/s/ Illegible
---------------------

NOTE-No transfer of any of the above- mentioned shares can be registered until this Certificate has been deposited at the Company's Registered Office